EXHIBIT 99.178

North Valley Bancorp Reports Results for the Quarter
and Six Months Ended June 30, 2010

August 3, 2010 – REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with approximately $911 million in assets, today reported results for the second quarter and six months ended June 30, 2010. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported a net loss for the second quarter ended June 30, 2010 of $572,000, or $0.08 per diluted share, compared to a net loss of $4,089,000, or $0.55 per diluted share, for the same period in 2009. The Company reported a net loss for the six months ended June 30, 2010 of $884,000, or $0.12 per diluted share, compared to a net loss of $7,196,000, or $0.96 per diluted share, for the same period in 2009.

The Company recorded provisions for loan and lease losses of $2,600,000 and $3,600,000 for the second quarter and six months ended June 30, 2010, respectively, compared to provisions for loan and lease losses of $9,000,000 and $16,000,000 for the second quarter and six months ended June 30, 2009. The allowance for loan and lease losses at June 30, 2010 was $16,151,000, or 2.89% of total loans, compared to $18,539,000, or 3.08% of total loans at December 31, 2009 and $22,119,000, or 3.40% of total loans at June 30, 2009.

“The Company successfully raised $40 million of additional capital during the second quarter 2010 through a preferred stock offering and we, subsequently, converted the preferred shares to common shares. We are optimistic about the continued improvement in credit quality, albeit slow, given the challenges of selling OREO properties in a down market. Credit costs have decreased significantly from a year ago, yet still impact the bottom line negatively. Our primary objective is to further reduce the level of nonperforming assets,” stated Michael J. Cushman, President and CEO.

At June 30, 2010, total assets were $910,781,000, down $2,585,000, or 0.3%, from $913,366,000 at June 30, 2009. The loan portfolio totaled $559,605,000 at June 30, 2010, a decrease of $91,047,000, or 14.0%, compared to $650,652,000 at June 30, 2009. The loan to deposit ratio at June 30, 2010 was 72.3% as compared to 81.4% at June 30, 2009, and 76.5% at December 31, 2009. Total deposits decreased $25,883,000, or 3.2%, to $773,860,000 at June 30, 2010 compared to $799,743,000 at June 30, 2009. When compared to December 31, 2009, total assets increased $26,419,000 from $884,362,000, driven by an increase in shareholders equity due to the net $37,500,000 capital raise completed in April 2010, loans decreased by $42,812,000 from $602,417,000 and deposits decreased by $13,949,000 from $787,809,000. Available-for-sale investment securities and Federal funds sold increased $50,158,000 and $12,160,000, respectively, from December 31, 2009 to June 30, 2010 as a result of the increase in equity and decrease in loans.

As previously disclosed, on April 22, 2010 the Company completed a $40,000,000 private placement of Series A Preferred Stock, with net proceeds of $37,500,000, which further strengthened the Company’s and Bank’s capital levels and ratios.  Set forth below is a table showing the actual capital ratios of the Company and North Valley Bank at June 30, 2010 reflecting the downstream of $33,500,000 of the net proceeds to the capital of North Valley Bank during the second quarter of 2010.

(Dollars in thousands)	6/30/2010
	Capital	Ratio
Company:
Tier 1 capital (to average assets)	$60,942	6.69%
Tier 1 capital (to risk weighted assets)	$60,942	8.89%
Total capital (to risk weighted assets)	$120,584	17.59%

Bank:
Tier 1 capital (to average assets)	$112,370	12.34%
Tier 1 capital (to risk weighted assets)	$112,370	16.39%
Total capital (to risk weighted assets)	$121,037	17.65%

On July 16, 2010, the Company received approval at the Annual Meeting of Shareholders to convert the 40,000 shares of Series A Preferred Stock into 26,666,646 shares of common stock.  At July 21, 2010, a total of 34,162,463 shares of common stock were issued and outstanding.  If the conversion of the Series A Preferred stock would have occurred by June 30, 2010, then the Company’s Tier 1 capital (to average assets) ratio would have increased by approximately 5.50% and the Company’s Tier 1 capital (to risk weighted assets) ratio would have increased by approximately 7.00%.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) decreased $5,894,000 to $38,410,000 at June 30, 2010 from $44,304,000 at June 30, 2009, and decreased $8,188,000 when compared to the December 31, 2009 balance of $46,598,000. Nonperforming loans as a percentage of total loans were 6.86% at June 30, 2010, compared to 6.81% at June 30, 2009, and 7.74% at December 31, 2009.

Nonperforming assets (nonperforming loans and OREO) totaled $54,836,000 at June 30, 2010, an increase of $4,403,000 from the June 30, 2009 balance of $50,433,000, and a $4,139,000 decrease from the December 31, 2009 balance of $58,975,000. Nonperforming assets as a percentage of total assets were 6.02% at June 30, 2010 compared to 5.52% at June 30, 2009 and 6.67% at December 31, 2009.

Gross loan and lease charge-offs for the second quarter of 2010 were $4,240,000 and recoveries totaled $95,000 resulting in net charge-offs of $4,145,000 compared to gross loan and lease charge-offs for the second quarter of 2009 of $2,849,000 and recoveries of $81,000 resulting in net charge-offs of $2,768,000. Gross charge-offs for the six months ended June 30, 2010 were $6,035,000 and recoveries totaled $277,000 resulting in net charge-offs of $5,758,000, compared to gross charge-offs for the six months ended June 30, 2009 of $5,484,000 and recoveries of $276,000 resulting in net charge-offs of $5,208,000.

The overall level of nonperforming loans decreased $7,465,000 to $38,410,000 at June 30, 2010 from $45,875,000 at March 31, 2010. During the second quarter of 2010, the Company added eight loans with aggregate amounts outstanding of $2,679,000 to nonperforming loans. These additions were offset by reductions in nonperforming loans totaling $10,144,000 due primarily to transfers to OREO of eight properties totaling $5,592,000, and secondarily due to charge-offs and collections received on certain loans. Of the eight loans totaling $2,679,000 identified as nonaccrual loans and added to nonperforming loans during the second quarter of 2010, two relationships represent $2,232,000 of the total. The first relationship consists of two residential land loans in the amount of $1,485,000 located in Sonoma County. No specific reserve has been established for these two loans. The second relationship consists of two commercial loans in the amount of $747,000 for a business located in Shasta County. These loans have been written down by $335,000 during the second quarter of 2010 to reflect their net realizable value. The remaining four loans in this group that were placed on nonaccrual during the second quarter of 2010 total $447,000 and specific reserves totaling $88,000 have been established.

The Company’s OREO properties increased $3,428,000 to $16,426,000 at June 30, 2010 from $12,998,000 at March 31, 2010. The increase in OREO was due to the transfer of eight properties totaling $5,592,000, which was partially offset by the sale of five properties for a total of $1,128,000. The Company recorded a loss on sale for those five properties totaling $35,000, and recorded a write-down of OREO properties during the quarter ended June 30, 2010 of $1,001,000.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $523,000, or 6.6%, for the three months ended June 30, 2010 compared to the same period in 2009. Interest income decreased by $1,404,000, primarily due to a lower yield on earning assets. Partially offsetting this was a decrease in interest expense of $881,000, or 26.4%, due to a decrease in the rates paid on deposits. Average loans decreased $87,263,000 in the second quarter of 2010 compared to the second quarter of 2009, and the yield on the loan portfolio decreased 16 basis points to 5.95% for the second quarter of 2010. Overall, average earning assets increased $23,013,000 in the second quarter of 2010 compared to the second quarter of 2009. Average yields on earning assets decreased 82 basis points from the quarter ended June 30, 2009, to 4.76% for the quarter ended June 30, 2010 while the average rate paid on interest-bearing liabilities decreased by 52 basis points to 1.46%. The Company’s net interest margin for the quarter ended June 30, 2010 was 3.58%, a decrease of 36 basis points from the margin of 3.94% for the second quarter in 2009 and a decrease of 20 basis points from the 3.78% net interest margin for the linked quarter ended March 31, 2010. Net interest income decreased $1,289,000 for the six months ended June 30, 2010 compared to the same period in 2009. Interest income decreased by $2,948,000, primarily due to a decrease in income on loans of $3,486,000 as a result of both the lower yield on average loans and the decrease in the average balance of loans and due to foregone interest income of $1,147,000 related to loans currently on nonaccrual status. Interest expense decreased $1,659,000 due to a decrease of 54 basis points on rates paid on interest-bearing liabilities for the six months ended June 30, 2010 compared to the same period in 2009. The net interest margin for the six months ended June 30, 2010 decreased 41 basis points to 3.68% from the net interest margin of 4.09% for the six months ended June 30, 2009.

Noninterest income for the quarter ended June 30, 2010 was $3,377,000 compared to $3,438,000 for the same period in 2009 representing a decrease of $61,000. Service charges on deposits decreased $94,000 to $1,546,000 for the second quarter of 2010 compared to $1,640,000 for the second quarter of 2009, while other fees and charges increased by $79,000 to $1,158,000 for the second quarter of 2010 compared to $1,079,000 for the same period in 2009. Noninterest income for the six months ended June 30, 2010 decreased $213,000 to $6,389,000 from $6,602,000 for the same period in 2009. Service charges on deposits decreased $141,000 to $3,027,000 for the six months ended June 30, 2010 compared to $3,168,000 for the same period in 2009, while other fees and charges increased by $146,000 to $2,189,000 for the six months ended June 30, 2010 compared to $2,043,000 for the same period in 2009.

Noninterest expense decreased $910,000 to $9,872,000 for the second quarter of 2010 from $10,782,000 for the second quarter of 2009. Comparing the second quarter of 2010 to the second quarter of 2009, salaries and employee benefits decreased $767,000, occupancy and equipment expense decreased $213,000, FDIC premiums and state assessments decreased $209,000, and other expenses decreased by $402,000. These decreases were partially offset by an increase in other real estate owned expense of $681,000 to $1,253,000 for the second quarter of 2010 compared to the same period in 2009. Noninterest expense for the six months ended June 30, 2010 was $19,891,000 compared to $21,117,000 for the same period in 2009. For the six months ended June 30, 2010, salaries and employee benefits decreased $1,544,000, and occupancy and equipment expense decreased $286,000, while other real estate owned expense increased $533,000 when compared to the same period in 2009. FDIC premiums and California DFI assessments were $1,402,000 for the first six months of 2010 compared to $1,316,000 for the first six months of 2009.

The Company recorded a benefit for income taxes for the quarter ended June 30, 2010 of $1,137,000, resulting in an effective tax benefit rate of 66.5%, compared to $4,346,000, or an effective tax benefit rate of 51.5%, for the quarter ended June 30, 2009. The benefit for income taxes for the six month period ended June 30, 2010 was $1,490,000, resulting in an effective tax benefit rate of 62.8%, compared to $7,302,000, or an effective tax benefit rate of 50.4%, for the same period in 2009.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-five commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,
	2010	2009	$ Change	% Change
Statement of Income Data
Interest income
Loans and leases (including fees)	$8,463	$10,029	$(1,566)	(15.61%)
Investment securities	1,319	1,198	121	10.10%
Federal funds sold and other	55	14	41	292.86%
Total interest income	9,837	11,241	(1,404)	(12.49%)
Interest expense
Interest on deposits	1,929	2,806	(877)	(31.25%)
Subordinated debentures	522	526	(4)	(0.76%)
Other borrowings	—	—	—	—
Total interest expense	2,451	3,332	(881)	(26.44%)
Net interest income	7,386	7,909	(523)	(6.61%)
Provision for loan and lease losses	2,600	9,000	(6,400)	(71.11%)
Net interest income (loss) after provision for loan and lease losses	4,786	(1,091)	5,877	(538.68%)

Noninterest income
Service charges on deposit accounts	1,546	1,640	(94)	(5.73%)
Other fees and charges	1,158	1,079	79	7.32%
Other	673	719	(46)	(6.40%)
Total noninterest income	3,377	3,438	(61)	(1.77%)

Noninterest expenses
Salaries and employee benefits	4,138	4,905	(767)	(15.64%)
Occupancy	695	801	(106)	(13.23%)
Furniture and equipment	352	459	(107)	(23.31%)
Other real estate owned expense	1,253	572	681	119.06%
FDIC and state assessments	696	905	(209)	(23.09%)
Other	2,738	3,140	(402)	(12.80%)
Total noninterest expenses	9,872	10,782	(910)	(8.44%)
Loss before benefit for income taxes	(1,709)	(8,435)	6,726	(79.74%)
Benefit for income taxes	(1,137)	(4,346)	3,209	(73.84%)
Net loss	$(572)	$(4,089)	$3,517	(86.01%)

Common Share Data
Loss per share
Basic	$(0.08)	$(0.55)	$0.47	(85.45%)
Diluted	$(0.08)	$(0.55)	$0.47	(85.45%)

Weighted average shares outstanding	7,495,817	7,495,817
Weighted average shares outstanding - diluted	7,495,817	7,495,817
Book value per share	$7.17	$9.35
Tangible book value	$7.08	$7.22
Shares outstanding	7,495,817	7,495,817

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Six Months Ended June 30,
	2010	2009	$ Change	% Change
Statement of Income Data
Interest income
Loans and leases (including fees)	$17,079	$20,565	$(3,486)	(16.95%)
Investment securities	2,546	2,072	474	22.88%
Federal funds sold and other	87	23	64	278.26%
Total interest income	19,712	22,660	(2,948)	(13.01%)
Interest expense
Interest on deposits	3,948	5,574	(1,626)	(29.17%)
Subordinated debentures	1,036	1,068	(32)	(3.00%)
Other borrowings	—	1	(1)	(100.00%)
Total interest expense	4,984	6,643	(1,659)	(24.97%)
Net interest income	14,728	16,017	(1,289)	(8.05%)
Provision for loan and lease losses	3,600	16,000	(12,400)	(77.50%)
Net interest income after provision for loan and lease losses	11,128	17	11,111	65,358.82%

Noninterest income
Service charges on deposit accounts	3,027	3,168	(141)	(4.45%)
Other fees and charges	2,189	2,043	146	7.15%
Other	1,173	1,391	(218)	(15.67%)
Total noninterest income	6,389	6,602	(213)	(3.23%)

Noninterest expenses
Salaries and employee benefits	8,425	9,969	(1,544)	(15.49%)
Occupancy	1,429	1,562	(133)	(8.51%)
Furniture and equipment	775	928	(153)	(16.49%)
Other real estate owned expense	2,103	1,570	533	33.95%
FDIC and state assessments	1,402	1,316	86	6.53%
Other	5,757	5,772	(15)	(0.26%)
Total noninterest expenses	19,891	21,117	(1,226)	(5.81%)
Loss before benefit for income taxes	(2,374)	(14,498)	12,124	(83.63%)
Benefit for income taxes	(1,490)	(7,302)	5,812	(79.59%)
Net loss	$(884)	$(7,196)	$6,312	(87.72%)

Common Share Data
Loss per share
Basic	$(0.12)	$(0.96)	$0.84	(87.50%)
Diluted	$(0.12)	$(0.96)	$0.84	(87.50%)

Weighted average shares outstanding	7,495,817	7,495,817
Weighted average shares outstanding - diluted	7,495,817	7,495,817
Book value per share	$7.17	$9.35
Tangible book value	$7.08	$7.22
Shares outstanding	7,495,817	7,495,817

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	June 30, 2010	December 31, 2009	June 30, 2009
Balance Sheet Data
Assets
Cash and due from banks	$20,457	$19,378	$22,184
Federal funds sold	60,410	48,250	29,395
Time deposits at other financial institutions	425	425	425
Available-for-sale securities - at fair value	196,493	146,335	137,554
Held-to-maturity securities - at amortized cost	6	9	15

Loans and leases net of deferred loan fees	559,605	602,417	650,652
Allowance for loan and lease losses	(16,151)	(18,539)	(22,119)
Net loans and leases	543,454	583,878	628,533

Premises and equipment, net	9,516	10,319	11,097
Other real estate owned	16,426	12,377	6,129
Goodwill and core deposit intangibles, net	619	692	15,952
Accrued interest receivable and other assets	62,975	62,699	62,082
Total assets	$910,781	$884,362	$913,366

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$140,728	$152,421	$144,190
Demand, interest bearing	154,998	160,216	148,142
Savings and money market	219,300	189,782	175,121
Time	258,834	285,390	332,290
Total deposits	773,860	787,809	799,743

Accrued interest payable and other liabilities	13,742	12,290	11,584
Subordinated debentures	31,961	31,961	31,961
Total liabilities	819,563	832,060	843,288
Shareholders’ equity	91,218	52,302	70,078
Total liabilities and shareholders’ equity	$910,781	$884,362	$913,366

Asset Quality
Nonaccrual loans and leases	$38,399	$46,598	$44,304
Loans and leases past due 90 days and accruing interest	11	—	—
Other real estate owned	16,426	12,377	6,129
Total nonperforming assets	$54,836	$58,975	$50,433

Allowance for loan and lease losses to total loans	2.89%	3.08%	3.40%
Allowance for loan and lease losses to NPL’s	42.05%	39.78%	49.93%
Allowance for loan and lease losses to NPA’s	29.45%	31.44%	43.86%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Selected Financial Ratios
Return on average total assets	(0.25%)	(1.81%)	(0.20%)	(1.63%)
Return on average shareholders’ equity	(2.76%)	(21.74%)	(2.62%)	(18.98%)
Net interest margin (tax equivalent basis)	3.58%	3.94%	3.68%	4.09%
Efficiency ratio	91.72%	95.02%	94.19%	93.36%

Selected Average Balances
Loans	$570,805	$658,068	$581,101	$669,390
Taxable investments	155,504	107,969	145,095	88,839
Tax-exempt investments	15,459	15,850	15,514	15,874
Federal funds sold and other	95,116	31,984	75,651	23,544
Total earning assets	$836,884	$813,871	$817,361	$797,647
Total assets	$919,711	$906,033	$897,855	$892,281

Demand deposits - interest bearing	$156,514	$151,422	$156,912	$152,403
Savings and money market	217,773	172,001	207,332	169,913
Time deposits	266,086	320,512	271,650	303,183
Other borrowings	31,961	31,961	31,961	32,641
Total interest bearing liabilities	$672,334	$675,896	$667,855	$658,140
Demand deposits - noninterest bearing	$145,284	$144,334	$146,131	$147,158
Shareholders’ equity	$83,266	$75,433	$68,157	$76,462

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 2010	March 2010	December 2009	September 2009
Interest income	$9,837	$9,875	$10,399	$10,896
Interest expense	2,451	2,533	2,852	3,226
Net interest income	7,386	7,342	7,547	7,670

Provision for loan and lease losses	2,600	1,000	9,000	1,500
Noninterest income	3,377	3,012	3,266	4,142
Noninterest expense	9,872	10,019	23,874	8,999

(Loss) income before (benefit) provision for income taxes	(1,709)	(665)	(22,061)	1,313
(Benefit) provision for income taxes	(1,137)	(353)	(2,721)	629
Net (loss) income	$(572)	$(312)	$(19,340)	$684

(Loss) Earnings per share:
Basic	$(0.08)	$(0.04)	$(2.58)	$0.09
Diluted	$(0.08)	$(0.04)	$(2.58)	$0.09